Exhibit 23.2

Houlihan Lokey Howard & Zukin Financial Advisors (Letterhead)

March 24, 2006

Mrs. Angela A. Stephens

Senior Vice President and

Chief Accounting Officer

ClubCorp, Inc.

3030 LBJ Freeway, Suite 500

Dallas, TX 75234-7703

Dear Mrs. Stephens:

We hereby consent to the references to our firm that appear in the Form 10-K for ClubCorp, Inc. for the fiscal year ended December 27, 2005, relating to our independent opinion on the fair market value of the Company’s common stock, and to the incorporation by reference in the registration statement (Nos. 33-96568, 33-89818, 333-08041, 333-57107, 333-52612 and 333-110521) on Form S-8 of ClubCorp, Inc.

Sincerely,

/s/ Michael Deluke
Michael DeLuke
Vice President

MD:slc